CANADIAN PACIFIC
U.S. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS
INTRODUCTION    1-1
1.01    Establishment and Name of Plan.    1-1
1.02    Intent and Status of Plan.    1-1
1.03    Purpose.    1-1
DEFINITIONS    2-1
ELIGIBILITY AND PARTICIPATION    3-1
3.01    Participation.    3-1
3.02    Termination of Participation.    3-1
ACCOUNTS    4-1
4.01    Account.    4-1
4.02    Company Contributions.    4-1
4.03    Investment Credits.    4-1
4.04    Status of Invested Accounts.    4-2
4.05    Vesting of Accounts.    4-2
DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS    5-1
5.01     General.    5-1
5.02     Default Distributions.    5-1
5.03     Form of Distribution Election.    5-1
5.04     Time of Distribution.    5-2
5.05     Change of Time and Form of Distribution.    5-2
5.06    Payments After Participant’s Death.    5-2
5.07    Designation of Beneficiaries.    5-3
5.08    Required Delay in Payment to Key Employees.    5-3
FINANCING AND UNFUNDED STATUS    6-1
6.01    Costs Borne by the Participating Companies.    6-1
6.02    Source of Benefit Payments and Medium of Financing the Plan.    6-1
6.03    Unfunded Status.    6-1
ADMINISTRATION    7-1
7.01    General Administration.    7-1
7.02    Committee Procedures.    7-1
7.03    Facility of Payment.    7-1
7.04    Indemnification of Committee Members.    7-1
7.05    Claims Procedure.    7-2
PARTICIPATING COMPANY PARTICIPATION    8-1
8.01    Adoption of Plan.    8-1
8.02    Participating Company Accounting.    8-1
8.03    Withdrawal from the Plan by Participating Company.    8-1

AMENDMENT AND TERMINATION OF PLAN    9-1
9.01    Power to Amend.    9-1
9.02    Power to Terminate.    9-1
9.03    No Liability for Plan Amendment or Termination.    9-2
GENERAL PROVISIONS    10-1
10.01    Limitation of Rights.    10-1
10.02    No Assignment or Alienation of Benefits.    10-1
10.03    Successors.    10-1
10.04    Governing Law.    10-1
10.05    Headings.    10-2
10.06    Gender and Number.    10-2
10.07    Severability of Provisions.    10-2

ARTICLE 1

INTRODUCTION

1.01	Establishment and Name of Plan.
The Soo Line Railroad Company (the “Company”) hereby establishes, as of the Effective Date, an unfunded, deferred compensation plan for a select group of management or highly compensated employees of any Participating Company, entitled the “Canadian Pacific U.S. Supplemental Executive Retirement Plan.”

1.02	Intent and Status of Plan.
The Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (and intended to be within the exemptions therefore in, without limitation, sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and section 2520.104-23 of the U.S. Department of Labor Regulations). The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is not intended to be a qualified plan under section 401(a) of the Code; rather, the Plan is intended to be a “nonqualified” plan.

1.03	Purpose.
The purpose of this Plan is to provide a select group of management or highly compensated employees of the Participating Companies with supplemental benefits that cannot be paid to such employees from the qualified plans that are sponsored by the Company or any Participating Company on account of certain Internal Revenue Code limitations.

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ARTICLE 2

DEFINITIONS
Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01
“Account” or “Participant’s Account” means the separate book reserve account established by the Participating Company pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s share of any Company Contributions and from which any distributions, any withdrawals due to an Unforeseeable Emergency, and any forfeitures shall be subtracted; and which shall be adjusted for the hypothetical earnings thereon as described in Section 4.03 hereof. All amounts (including investments, any assets represented thereby and hypothetical earnings) which are credited to such Account are credited solely for computation purposes and are at all times assets of the Participating Company and subject to the claims of the Participating Company’s general creditors. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts (subject to vesting provisions in this Plan) to be paid as deferred compensation benefits to the Participant or his beneficiary pursuant to the Plan. Any Employee or Participant shall not have at any time any interest in or to such Account or in any investment or asset thereof. A Participant’s Account shall not constitute or be treated as a trust or trust fund of any kind.

2.02
“Annual Installment Method” means a distribution of a Participant’s Account in annual installments over a stated number of years (5, 10 or 15) with each installment paid in January as soon as practicable after year-end. The amount of the installment payable following any given year-end shall be determined by valuing the Participant’s Account as of the close of business on the last business day of the year and then multiplying that value by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments. (For example, for an Annual Installment Method of 10 years, the first payment will be 1/10 of the Account, the following year, 1/9 of the Account, etc.). The Plan will limit Annual Installments to periods of 5, 10 or 15 years as selected by the Participant.

2.03
“Basic Compensation” means the portion of a Participant’s compensation that is considered the regular compensation paid at agreed upon intervals to the Participant for services rendered and is not intended to include expense reimbursements, fringe benefits or Bonus Compensation.

2.04	“Board” means the Board of Directors of the Company.

2.05	“Bonus Compensation” means the portion of a Participant’s compensation that is paid in the form of an annual performance bonus.

2.06	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

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2.07	“Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article 7 hereof. If no such Committee has been appointed, then the term Committee shall mean the Board.

2.08
“Company” means the Soo Line Railroad Company, a Minnesota corporation and any business organization or company into which the Soo Line Railroad Company may be merged or consolidated or by which it may be succeeded.

2.09	“Company Contributions” means the amount contributed by the Company to be allocated to the Participant’s Account under the terms of Article 4 herein.

2.10	“Disability” means “Disability as described in Code Section 409A and the regulations thereunder. A Participant shall be considered disabled if the Participant:

(a)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participating Companies; or

(c)	is determined to be totally disabled by the Social Security Administration.
Whether or not a Participant has a Disability shall be determined, solely and exclusively, by the Committee.

2.11
“Distribution Date” means the January of the year following the earliest of the date the Participant incurs a Separation from Service, the date the Participant dies, becomes Disabled, or such other fixed date as may be elected by the Participant with respect to a Compensation Deferral Period.

2.12	“Effective Date” means January 1, 2013, the date the Plan was established.

2.13
“Employee” means a person, other than an independent contractor, who is receiving remuneration from a Participating Company for services rendered to, or labor performed for, the Participating Company (or who would be receiving such remuneration except for an authorized leave of absence).

2.14
“Employer” for purposes of determining a Key Employee under Section 2.19 the term Employer shall refer to Canadian Pacific Railway Limited, a publicly held company trading on the Toronto Stock Exchange and the New York Stock Exchange.

2.15
“Entry Date” means the Effective Date of the Plan, the first day of the month coincident with or following the date an employee is first eligible to participate in the Plan, and January 1 of each subsequent year.

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2.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17	“Identification Date” means for any Plan Year, the last day of the preceding Plan Year.

2.18	“Identification Period” means the one (1) year period beginning on the January 1st following the most recent Identification Date and ending on the next following Identification Date.

2.19
“Key Employee” means, as of any Identification Date, any Employee or former Employee (including a deceased former Employee) who, at any time during the Identification Period: (i) has annual Compensation exceeding $130,000 (as adjusted under Code Section 416(i)(1)(A)) and is an officer of the Employer; (ii) is a more than five (5%) percent owner of the Employer; or (iii) is a more than one (1%) percent owner of the Employer and has annual Compensation exceeding $150,000.

2.20	“Participant” means an eligible Employee participating in the Plan pursuant to the provisions of Article 3 hereof.

2.21	“Participating Company” means the Company and any subsidiary or affiliate of the Company which adopts the Plan with the Company’s consent as described in Section 8.01.

2.22	“Plan” means this Canadian Pacific U.S. Supplemental Executive Retirement Plan, as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

2.23
“Plan Year” means the period beginning on the Effective Date and ending on December 31, 2013 (the initial Plan Year), and the twelve (12) consecutive month period being on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.24	“Qualified Plan” means the Canadian Pacific U.S. Salaried Retirement Income Plan.

2.25	“Separation from Service” means for any Participant the occurrence of any one of the following events:
(a)    The Participant is discharged by the Company;

(b)	The Participant voluntarily terminates employment (including a Participant’s retirement) with the Company; or
(c)    The Participant dies while employed with the Company.
A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six (6) months or such longer period during which the Participant’s right to reemployment is provided by statute or contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six (6) month period if the

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Company has determined that the Employee will not be reemployed. If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for the six (6) month period.
Whether a Separation from Service has occurred is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months).
If a Participant provides services both as an Employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an Employee for purposes of this Plan, unless this Plan is aggregated under Code Section 409A with any plan in which the Participant participates as a director.
All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the regulations promulgated thereunder.

2.26	“Valuation Date” means each business day, or such other dates as the Committee, in its discretion, may designate.

2.27	“Vested” means a non forfeitable right to receive benefits.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01	Participation.
The eligible group of Employees shall be those Employees who are officers of the Company and covered by the Qualified Plan as defined in Section 2.24, and who determined by the Committee to be eligible for participation as indicated in Appendix A, which shall be attached to and made a part of the Plan as set forth herein and which may be amended from time to time by action of the Committee. Each such eligible Employee shall become a Participant in the Plan as of the Entry Date coincident with or immediately following the provided for by the Committee.

3.02	Termination of Participation.
Participation in the Plan shall terminate when a Participant’s employment with the Participating Companies terminates for any reason or upon the occurrence of any other event which causes either the forfeiture of all benefits payable hereunder or the commencement of payment of a benefit hereunder.

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ARTICLE 4

ACCOUNTS

4.01	Account.
The Participating Companies shall establish and maintain for each Participant or former Participant under the Plan a book reserve account (the Account as defined in Section 2.01 hereof) for the purpose of determining future supplemental compensation payable to the Participant. The determination of the amounts in such Account shall be governed by the provisions of this Article 4.

4.02	Company Contributions
For 2013 and all years thereafter, unless otherwise modified by the Board of Directors, the amount of the Company Contribution made by the Participating Company on behalf each the Eligible Employee listed in Appendix A shall be equal six percent (6%) of Basic Compensation and six percent (6%) of Bonus Compensation that is paid during the calendar year. This amount shall be determined at the end of the Plan Year and allocated to the Participants Account in the first calendar quarter of the subsequent Plan Year.
Establishing the rate of the Company Contribution shall always be subject to the authority of the Board of Directors, but the Committee may be authorized to establish rates of Company Contributions by the Board.

4.03	Investment Credits.
At the time a Participant first becomes a Participant, the Committee shall determine the appropriate investment funds in which the Participant’s Account balance shall be deemed to be invested for purposes of adjusting such Account balance to reflect income, gains, losses and expenses in accordance with this Article 4.
As of each Valuation Date, each Participant’s Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Account would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant’s Account been invested in the investment funds (as defined below) selected by the Committee. The adjustments made as of each Valuation Date to the Participant’s Account shall be made in any equitable, uniform and nondiscriminatory manner as the Committee, in its sole discretion, may direct, provided that such method is selected for the purpose of recognizing the timing of contributions, withdrawals, distributions, forfeitures or other temporal events affecting the account values. Annual contributions to a Participant’s Account determined in accordance with Section 4.02 shall generally be credited as of the date that the Company makes profit sharing contributions to the Qualified Plan for the purpose of determining investment gains or losses under this Section 4.03.

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The “investment funds” shall consist of those target date funds designated by the Committee for the Company’s Qualified Plan for Participant’s investment elections, or similar funds as the Committee may designate. Initially, the Committee shall designate the age appropriate target date fund for each Participant, based upon that Participant’s age at the end of the prior Plan Year.
The Committee may, in its sole discretion, designate additional investment funds or terminate existing investment funds. A Participant’s account shall continue to be adjusted under this Section 4.03 until completely distributed in accordance with the Participant’s election.

4.04	Status of Invested Accounts.
Title to and beneficiary ownership of any assets, whether cash or investments, which the Participating Company may earmark to pay the contingent deferred compensation hereunder, shall at all times remain in the Participating Company, and any Employee, Participant or designated beneficiary or beneficiaries of an Employee or Participant shall not have any property interest whatsoever in any specific assets of the Participating Company as further provided in Article 6 hereof.

4.05	Vesting of Accounts.

(a)	The Participant shall vest in his or her Account in accordance with the following schedule:
A Participant with less than 3 Years of Vesting Service as determined under the terms of the Participating Company’s Qualified Plan shall be zero percent (0%) vested. A Participant with 3 or more Years of Vesting Service shall be one hundred percent (100%) vested.
Vesting in this Plan shall correspond to the Participant’s vesting in his/her corresponding Qualified Plan account.

(b)
In correspondence with the provisions Article IX of the Qualified Plan the Participant’s Account shall be fully vested if the event of the Participant’s death, Disability or attainment of normal retirement age (as defined by the Qualified Plan).

(c)	The portion of a Participant’s Account that is not vested shall be forfeited on the day the Participant’s employment with the Participating Companies terminates.

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ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.01	General.
Except as otherwise expressly provided in this Plan, no withdrawal or payment shall be made from a Participant’s Account except following the earliest to occur of the Participant’s death, or Separation from Service with the Participating Companies. Payments shall be made in accordance with Section 5.02 unless the Participant has filed an election requesting an alternative distribution type pursuant to Section 5.03 and an alternative distribution time pursuant to Section 5.04. The portion, if any, of a Participant’s Account that is not vested as of the date of the Participant’s Separation from Service shall not be distributed to the Participant and shall be forfeited as described in Section 4.05(b). All payments shall be made in cash.

5.02	Default Distributions.
If a Participant terminates service with one of the Participating Companies for any of the following reasons:

•	Disability

•	Death

•	Separation from Service
The Participant’s Account shall be paid to the Participant pursuant to the Participant’s election regarding payment under Section 5.03 and the Time of Distribution under Section 5.04. However, if the Participant has not delivered a valid distribution election to the Company his distribution shall be paid in the form of a lump sum distribution at the time provided for in Section 5.04.

5.03	Form of Distribution Election.

(a)
A Participant shall be permitted, in accordance with such rules as the Committee may establish from time to time, to elect a time of distribution that is different from the default provisions set forth in Section 5.02 and may revoke his or her distribution election or file a new distribution election with respect to subsequent Compensation Deferral Periods (or as permitted by Section 5.05 of the Plan) with the Committee at any time, subject to paragraph (b) below. The form of distribution may consist of a lump sum or an Annual Installment Method with installment periods of 5, 10 or 15 years as elected by the Participant.

(b)
In the case of a Participant making an election to defer Compensation, or Excess Contributions for the first time, a distribution election filed at the same time as the eligible Employee’s initial deferral election shall be given effect even if the Participant terminates employment within 12 months of the filing. A distribution election filed with

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the Committee at the same time as the Participant’s initial deferral election shall be irrevocable for 12 months.

(c)	If the Participant fails to make an election as to the time and date of his distribution he shall be paid in the form of a lump-sum distribution of his entire Account on his Distribution Date.

5.04	Time of Distribution.
The time of distribution shall be soon as administratively possible, but not later than ninety (90) days (with the payment date selected by the Company in its sole discretion), following the Distribution Date. The Distribution Date shall apply to all amounts payable to the Participant under the Plan.
The Company on behalf of the Participating Company or Companies shall distribute benefits on the Distribution Date elected by the Participant.

5.05	Change of Time and Form of Distribution.
In accordance with Sections 5.03 or 5.04; the Participant shall make an election governing the timing and form of distributions relative to amounts contributed to his Account prior to each Plan Year. Any election by the Participant to change the timing and form of any payment anticipated under terms of the initial election shall not take effect until at least 12 months after the date the changed election is made. Except with respect to election changes involving the time and form of distribution in the event of death or Disability any election by the Participant to change the timing and form of payment under the Plan must defer the time of payment for a period of not less than five (5) years from the date such payment would have been made prior to the election to change. Further, any election by the Participant to change the timing of a payment from the Plan from one fixed date to another fixed date, such election must be made at least twelve (12) months prior to the date of the first scheduled payment under the distribution election prior to change.
Additionally, these restrictions are such that the Participant shall not be permitted to:

(a)	accelerate the timing of a distribution; or

(b)	convert an election to receive a distribution in the form of installments to an election to receive the distribution in the form of a single lump sum.

5.06	Payments After Participant’s Death.
If the Participant dies before his benefit under the Plan has been distributed to him, then the deferred compensation benefits otherwise payable with respect to such Participant under the Plan shall be paid in a single lump sum to the beneficiary or beneficiaries designated by the Participant as soon as administratively possible, but not later than ninety (90) days (with the payment date selected by the Company in its sole discretion), following the Participant’s death.

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5.07	Designation of Beneficiaries.
The Participant may designate in writing (on a form provided by the Committee and delivered to the Committee before his death) primary and contingent beneficiaries to receive any deferred compensation benefit payments which may be payable hereunder following the Participant’s death and the proportions in which such beneficiaries are to receive such payments. The Participant may change such designation from time to time, and the last written designation delivered to the Committee prior to the Participant’s death will control. If the Participant fails to specifically designate such a beneficiary, or if no designated beneficiary survives the Participant, or if all designated beneficiaries who survive the Participant die before all payments are made, then the remaining payments shall be made to the Participant’s surviving spouse if such spouse is then living; if such spouse is not living, then to the executors or administrators of the estate of the Participant. The Committee may determine the identity of such persons and shall incur no responsibility by reason of the payment of such interest in accordance with any such determination made in good faith.

5.08	Required Delay in Payment to Key Employees.
If required under Code Section 409A (for example, the Company issues common stock publicly traded on an established securities market), a distribution made because of Separation from Service to a Participant who is a Key Employee as of the date of his Separation from Service shall not occur before the date which is six months after the Separation of Service.
For this purpose, a Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve-month period beginning on the January 1 immediately following such Identification Date. The Company may designate another date for commencement of this twelve-month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with the regulations promulgated under Code Section 409A and is the same for all nonqualified deferred compensation plans of the Participating Companies.
The Company may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the six-month delay in distributions if the method satisfies each of the following requirements: (i) the alternative method is reasonably designed to include all Key Employees; (ii) the alternative method is an objectively determinable standard providing no direct or indirect election to any Participant regarding its application; and (iii) the alternative method results in either all Key Employees or no more than 200 Key Employees being identified in the class as of any date. Use of an alternative method that satisfies these requirements will not be treated as a change in the time and form of payment for purposes of Section 1.409A-2(b) of the Treasury Regulations.
The six-month delay provided for in this Section 5.08 does not apply to payments made to an alternate payee pursuant to a domestic relations order described in Code Section 414(p) or to payments that occur after the death of the Participant.

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ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01	Costs Borne by the Participating Companies.
The costs of administration of the Plan shall be borne by the Participating Companies. However, the Committee may elect in its discretion to charge some or all of the Plan costs to the Accounts of the Participants.

6.02	Source of Benefit Payments and Medium of Financing the Plan.
Benefits payable under the Plan to any Participant shall be paid directly by the Participating Company which employs the Participant. The Participating Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Participating Company may, in the discretion of the Committee, make investments in the funds designated by the Committee as investment funds in amounts equal or unequal to Participants’ Accounts hereunder, the Participating Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Participating Company subject to the claims of its general creditors. Notwithstanding the foregoing, the Participating Company, in the discretion of the Committee, may maintain one or more grantor trusts (“trust”) to hold assets to be used for payment of benefits under the Plan. The assets of the trust with respect to benefits payable to the employees of each Participating Company shall remain the assets of such Participating Company subject to the claims of its general creditors. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Participating Company and shall discharge the Participating Company of any further liability under the Plan for such payments.

6.03	Unfunded Status.
This Plan is intended to be unfunded for purposes of both ERISA and the Code.

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ARTICLE 7

ADMINISTRATION

7.01	General Administration.
The Board may appoint a Committee consisting of not less than three (3) persons to administer the Plan. If the Board does not appoint a Committee, the Board shall administer the Plan and all references to the Committee shall mean the Board. Any member of the Committee may at any time be removed, with or without cause, and his successor appointed by the Chief Executive Officer of the Company, and any vacancy caused by death, resignation or other reason shall be filled by the Chief Executive Officer of the Company. The Committee shall be the plan administrator of the Plan and in general shall be responsible for the management and administration of the Plan. The Committee shall have full power to administer the Plan in all of its details (including establishing claims procedures and other rules), subject to applicable requirements of law. No member of the Committee who is an Employee of the Participating Companies shall receive compensation for his services to the Plan. The Committee shall have such duties and powers as may be necessary to discharge its duties under this Plan.
The fiscal records of the Plan shall be maintained on the basis of the Plan Year.

7.02	Committee Procedures.
The Committee may act at a meeting or in writing without a meeting. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. All decisions shall be made by majority vote. No member of the Committee who is at any time a Participant in this Plan shall vote in a decision of the Committee (whether in a meeting or by written action) made specifically and uniquely with respect to such member of the Committee or amount, payment, timing, form or other aspect of the benefits of such Committee member under this Plan.

7.03	Facility of Payment.
Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge to the Committee and the Participating Companies of any liability for the making of such payment under the provisions of the Plan.

7.04	Indemnification of Committee Members.

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The Participating Companies shall indemnify and hold harmless each member of the Committee against any and all liability, claims, damages and expense (including all expenses reasonably incurred in his defense in the event that the Participating Companies fail to provide such defense upon his written request) which the Committee member may incur while acting in good faith in the administration of the Plan.

7.05	Claims Procedure.
The Committee shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a claimant shall be stated in writing by the Committee and delivered or mailed to the claimant within a reasonable period of time but not later than ninety (90) days after the receipt by the Committee of his claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the claimant before the end of this ninety (90) day period which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision. In no event shall the extension exceed ninety (90) days from the end of the initial ninety (90) day period.
If a claim for benefits under the Plan is wholly or partially denied, the Committee shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address. Such notice of denial shall contain:

(a)	the specific reason or reasons for denial of the claim;

(b)	a reference to the relevant Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claim review procedure.
If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below.
Any claimant or authorized representative of the claimant whose claims for benefits under the Plan has been denied or deemed denied, in whole or in part, may upon written notice delivered to the Committee request a review of such denial of benefits. Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60 days from receipt of the notice denying the claim, as the case may be, in which to request such a review. The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed. In pursuing his appeal, the claimant will be permitted to submit written comments, documents, records, or other relevant information relating to his claim. In addition, the claimant will be provided, upon receipt and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.

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The Committee will conduct the review of any appeal. This review will take into account all information submitted by the claimant regarding his claim, regardless of whether or not such information was submitted or considered in the initial decision. A decision regarding such review will be made within a reasonable period of time but not later than sixty (60) days after receipt of the claimant’s appeal, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the claimant before the end of this sixty (60) day period which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the final decision. In no event shall the extension exceed sixty (60) days from the end of the initial sixty (60) day period.
If the claimant’s appeal is denied in whole or in part, the claimant will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial was based, and (iii) a statement of the claimant’s right to bring an action under ERISA. The interpretations, determinations, and decisions of the Committee shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Section 7.05.
Notwithstanding the foregoing, any review of an appeal of a determination with respect to a claimant’s Disability must meet the following standards: (1) the review shall not afford deference to the initial adverse determination; (2) the review shall be conducted by an appropriate person who is neither the party who made the initial adverse benefit determination that is the subject of the appeal nor a subordinate of such party; (3) the review shall provide for the appropriate person to consult with health care professionals with appropriate training and experience in the field of medicine involved in the medical judgment in deciding the appeal of an adverse benefit determination that is based in whole or in part on a medical judgment; (4) the review shall provide that any health care professional engaged for purposes of making determinations under clause (3) above shall be an individual was not an individual consulted in the initial adverse benefit determination that is the subject of the appeal nor a subordinate of such party; (5) the claimant shall have one-hundred eighty (180) days to request a review of the initial adverse benefit determination; and (6) the review shall provide for the identification of the medical or vocational experts whose advice was obtained in connection with the claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination. Furthermore, the ninety (90) day period described in these procedures regarding the time period during which the Committee will make its initial decision regarding a claim shall be reduced to forty-five (45) days in the case of a claim of the claimant’s Disability. This forty-five (45) day period may be extended by thirty (30) days if the Committee determines the extension is necessary due to circumstances outside the control of the Plan and the claimant is notified prior to the end of the forty-five (45) day period. If prior to the end of the thirty (30) day extension period, the Committee determines that additional time is necessary, the period may be extended for a second thirty (30) day period, provided the claimant is notified prior to the end of the first thirty (30) day period, provided the claimant is notified prior to the end of the first thirty (30) day extension period and such notice specifies the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In addition,

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the sixty (60) day period described in these procedures regarding the time period during which the Board will make its decision regarding a claimant’s appeal shall be reduced to forty-five (45) days with respect to the appeal of the denial of the claimant’s claim of Disability. The forty-five (45) day period may be extended by an additional forty-five (45) days if the Board determines the extension is necessary due to circumstances outside the control of the Plan, and the claimant is notified prior to the end of the initial forty-five (45) day period.

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ARTICLE 8

PARTICIPATING COMPANY PARTICIPATION

8.01	Adoption of Plan.
Any subsidiary or affiliate of the Company may, with the approval of the Company and under such terms and conditions as the Committee may prescribe, adopt the Plan by filing with the Company a resolution of its Board of Directors to that effect. The Company may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an employer, provided however, that an adopting employer shall not have the authority to amend or terminate the Plan under Article 9.

8.02	Participating Company Accounting.
If a trust is established pursuant to Section 6.02, the Committee shall maintain a bookkeeping account in the name of each Participating Company which, pursuant to rules established by the Committee, will reflect:

(a)	deposits made by that Participating Company to the trust;

(b)	income, losses, and appreciation or depreciation in the value of trust assets resulting from investment of the trust to the extent such items are attributable to such Participating Company’s deposits;

(c)
payments made from the trust to Participants employed or formerly employed by that Participating Company (or to their beneficiaries) in the form of benefits payable to them under the Plan, or to its creditors; and

(d)	any other amounts charged to that Participating Company’s account, including its share of compensation and expenses.

8.03	Withdrawal from the Plan by Participating Company.
Any such Participating Company shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election to withdraw. Upon receipt of such notice by the Committee, the portion of the deferral account of Participants and beneficiaries attributable to amounts deferred while the Participants were Employees of such withdrawing Participating Company, plus any net earnings, gains and losses on such amounts, shall be segregated from the trust at the direction of the Committee in cash at such time or times as the Committee, in its sole discretion, may deem to be in the best interest of such Employees and their beneficiaries. To the extent the amounts held in the trust for the benefit of such Participants and beneficiaries are not sufficient to satisfy the Participating Company’s obligation to such Participants and their beneficiaries accrued on account of their employment with the Participating Company, the remaining amount necessary to satisfy such obligation shall be an obligation of the Participating Company, and the Company and

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the other Participating Companies shall have no further obligation to such Participants and beneficiaries with respect to such amounts.
If as a result of a corporate transaction the withdrawing Participating Company is no longer a member of the same controlled group of employers with the Company as defined in Code Section 414(b) or 414(c), then after the Participant Accounts of Employees of the withdrawing Participating Company are segregated, that Participating Company may establish a separate plan, and it may maintain that separate plan or terminate that plan consistent with Section 9.02.

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ARTICLE 9

AMENDMENT AND TERMINATION OF PLAN

9.01	Power to Amend.
The Plan may be amended by the Board at any time, but no such amendment or modification shall deprive any current or former Participant or Beneficiary of all or any portion of his Account which had accrued prior to the Amendment. Such amendment shall be in writing and authorized by the Board. Notwithstanding the foregoing, the Company may amend this Plan in any manner that it deems necessary to comply with Code Section 409A or Department of the Treasury guidance published with respect thereto.

9.02	Power to Terminate.
The Plan may be terminated by the Company under one of the following conditions:

(a)	The Company may terminate the Plan at its sole discretion, provided that:
(i)    All arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c)(2) of the regulations promulgated under Code Section 409A are terminated with respect to all participants;
(ii)    No payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within twelve (12) months of the termination of the Plan;
(iii)    All payments will be made within twenty-four (24) months of such termination;
(iv)    The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the three year period following the date of termination of the Plan, and
(v)    The termination does not occur proximate to a downturn in the financial health of the Company.

(b)
The Company, at its discretion, may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)    The calendar year in which the Plan termination occurs;
(ii)    The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

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(iii)    The first calendar year in which the payment is administratively practicable.

(c)
The Company may amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

A Plan termination shall not reduce the amounts credited to the Account of any Participant or the vesting of any Participant, determined as of the date of such termination. Such termination shall be in writing and authorized by the Board.

9.03	No Liability for Plan Amendment or Termination.
Neither the Company, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

ARTICLE 10

GENERAL PROVISIONS

10.01	Limitation of Rights.
Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Employee, Participant, beneficiary, or other person any legal or equitable right against the Participating Companies, except as provided herein. Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment of the Participating Companies or their subsidiaries or affiliates.

10.02	No Assignment or Alienation of Benefits.
Generally, the rights of a Participant, former Participant, beneficiary or any other person to payment of benefits under this Plan shall not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise. Provided, however, that a Participant shall have the right to designate in writing and in accordance with the provisions of Section 5.07 hereof primary and contingent beneficiaries to receive benefit payments subsequent to the death of the Participant.
Regardless of any other restrictions on assignment and alienation of benefits found in this Section 10.02 the Plan Administrator shall comply with a valid court ordered domestic relations order as provided for under §1.409A-3(j)(4) of the Treasury Regulations. Furthermore, the Plan may accelerate the timing of distributions from this Plan to comply with the terms of a valid domestic relations order without regard to the restrictions on the timing of distributions in Article V herein.

10.03	Successors.
The provisions of this Plan shall be binding upon and inure to the benefit of the Participating Companies, their successors, and assigns, and each Participant and his heirs, executors, administrators and legal representatives. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of a Participating Company, and successors of any such company or other business entity.

10.04	Governing Law.
The provisions of this Plan shall be interpreted and construed according to the laws of the State of Minnesota to the extent not preempted by ERISA.

10.05	Headings.
The headings and subheadings of articles and sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of the Plan, then the text of the Plan shall control.

10.06	Gender and Number.
Whenever any words are used herein in the masculine, feminine or neutral gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

10.07	Severability of Provisions.
The provisions of this Plan are severable, and should any provision be ruled illegal, unenforceable or void, all other provisions not so ruled shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the __6__ day of December, 2013.
SOO LINE RAILROAD COMPANY

By: /s/ W. M. Tuttle

Title: VP-Corporate

By: /s/ Peter Edwards

Title: VP HR and IR

ATTEST:

________________________________
APPENDIX A
TO THE
CANADIAN PACIFIC U.S. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the provisions of the Canadian Pacific U.S. Supplemental Executive Retirement Plan (the “Plan”), the following additional Classifications of Employees of any Participating Company who are in a select group of management or highly compensated employees, have been designated by the Board of Directors as eligible to participate in the Plan on the following respective dates:

Classification	Date Designated Eligible to Participate

An Employee classified as a Level 43
Employee by the Company Effective Date of Plan

FIRST AMENDMENT
TO THE
CANADIAN PACIFIC U.S. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the authority provided in Section 9.01 of the Canadian Pacific U.S. Supplemental Executive Retirement Plan, Board of Directors of Soo Line Railroad Company hereby amends the Plan effective as of November 14, 2013 as follows:

1.	Section 2.03 of the Plan shall be deleted and replaced with the following revised Section 2.03:

2.03
“Basic Compensation” means the portion of a Participant’s compensation that is considered the regular compensation paid at agreed upon intervals to the Participant for services rendered and is not intended to include expense reimbursements, fringe benefits or Bonus Compensation.

Effective November 14, 2013, if an Employee transfers employment from Canadian Pacific Railroad to a Participating Company herein and is determined to become eligible to participate in this Plan as a result of such transfer, his or her Basic Compensation shall include regular compensation received from Canadian Pacific Railway paid within the Plan Year prior to the transfer at the sole discretion of Employer.

2.	Section 2.05 of the Plan shall be deleted and replaced with the following revised Section 2.05:

2.05	“Bonus Compensation” means the portion of a Participant’s compensation that is paid in the form of an annual performance bonus.
Effective November 14, 2013, if an Employee transfers employment from Canadian Pacific Railroad to a Participating Company herein and is determined to become eligible to participate in this Plan as a result of such transfer, his or her Bonus Compensation for the Plan Year of such transfer shall include the bonus payment or portion thereof received from Canadian Pacific Railway prior to the transfer at the discretion of the Employer.

3.	Appendix A to the Canadian Pacific U.S. Supplemental Executive Retirement Plan shall be deleted and replaced with the attached Appendix A – as revised effective January 1, 2014.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Canadian Pacific U.S. Supplemental Executive Retirement Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the _____ day of _________, 2015.
SOO LINE RAILROAD COMPANY

By:

Title:

SECOND AMENDMENT
TO THE
CANADIAN PACIFIC U.S. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to the authority provided in Section 9.01 of the Canadian Pacific U.S. Supplemental Executive Retirement Plan, Board of Directors of Soo Line Railroad Company hereby amends the Plan retroactively effective back to January 1, 2014 as follows:
Section 4.02 of the Plan shall be deleted and replaced with the following revised Section 4.02:

4.02	Company Contributions

(a)	Executive Compensation Contribution
For 2014 and all years thereafter, unless otherwise modified by the Board of Directors, the amount of the Executive Compensation Contribution made by the Participating Company on behalf each the Eligible Employee listed in Appendix A shall be equal six percent (6%) of Basic Compensation and six percent (6%) of Bonus Compensation that is paid during the calendar year. This amount shall be determined at the end of the Plan Year and allocated to the Participants Account in the first calendar quarter of the subsequent Plan Year.

(b)	Excess Annual Retirement Contribution

A Participant’s Excess Annual Retirement Contribution amount for any Plan Year commencing on or after the Effective Date shall be equal to (1) minus (2), where:

(1)
is the amount that would have been credited to the Participant's Annual Retirement Contribution Account under the Section 5.1 of Qualified Plan for such Plan Year (exclusive of earnings) if the limitations imposed under Code Sections 401(a)(17) did not apply to the Participant; and

(2)	is the actual amount credited to the Participant's Annual Retirement Contribution Account under Section 5.1 of the Qualified Plan for such Plan Year (exclusive of earnings).
The Excess Annual Retirement Contribution amount shall be determined at the end of the Plan Year and allocated to the Participants Account in the first calendar quarter of the subsequent Plan Year.
Establishing the rate of all the Company Contributions under this Section 4.02 shall always be subject to the authority of the Board of Directors, but the Committee may be authorized to establish rates of Company Contributions by the Board.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Canadian Pacific U.S. Supplemental Executive Retirement Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the _____ day of _________, 2015.
SOO LINE RAILROAD COMPANY

By:

Title:

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